Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE

CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE

SOME OR ALL OF YOUR ELIGIBLE OPTIONS

INTEVAC, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”); (2) the e-mail from Norman H. Pond, dated July 9, 2013; (3) an election form; and (4) this withdrawal form. You completed and submitted an election, in which you elected to ACCEPT Intevac’s offer to exchange certain outstanding options for a lesser number of new options, subject to a new vesting schedule (referred to as the “offer”). You should submit this withdrawal form only if you now wish to change that election and REJECT Intevac’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must sign, date and deliver the completed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., Pacific Time, on August 6, 2013 (unless we extend the offer), to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

Alternatively, you may complete and submit your withdrawal via the offer website (our preferred method) at www.corp-action.net/intevac by 9:00 p.m., Pacific Time, on August 6, 2013, unless extended.

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any new options pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the applicable equity plan and by the existing option agreements between you and Intevac.

You may change this withdrawal, and again elect to exchange some or all of your eligible options by submitting a new election form to Kevin Soulsby or Diane Garibaldi, by 9:00 p.m., Pacific Time, on August 6, 2013 (unless we extend the offer). Alternatively, you may complete and submit your election via the offer website (our preferred method) at www.corp-action.net/intevac by 9:00 p.m., Pacific Time, on August 6, 2013, unless extended.

Please check the appropriate box:

☐ I wish to withdraw my election to exchange and instead REJECT the offer to exchange all of my eligible options. I do not wish to exchange any eligible options.

OR

☐ I wish to withdraw my election to exchange eligible options as to my eligible option grants listed below (please list). Any eligible options previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed eligible option grants:

Eligible Option Grant Number	Grant Date

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E-mail Address

RETURN TO KEVIN SOULSBY OR DIANE GARIBALDI VIA FACSIMILE AT (408) 727-5739 OR E-MAIL AT OPTIONEXCHANGE@INTEVAC.COM NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 6, 2013.

INTEVAC, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Withdrawal.

A properly completed withdrawal must be received either (i) via the offer website (our preferred method) or (ii) by facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., Pacific Time, on August 6, 2013 (referred to as the expiration date).

Withdrawal Through the Offer Website:

1. Go to www.corp-action.net/intevac and log in to the site by entering your 9-digit Personal Identification Number (PIN) that you received in the e-mail from intevacoptionexchange@computershare.com on July 9, 2013 and select the “Continue” button. If you do not know your PIN, you may contact the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.).

2. If you have already made an election with respect to your eligible options, you will be directed to the “Election Summary” page which summarizes your prior election.

3. To make your withdrawal election, select the “Exchange” or “Do Not Exchange” buttons next to the eligible option grants.

4. Click on the “Submit” button to finalize your election.

5. After you submit your withdrawal, you will be directed to the “Election Confirmation” page. Print and save a copy of the confirmation for your records.

Withdrawal via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit a withdrawal form by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal form by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the withdrawal form.

2. Deliver the completed withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

If Intevac extends the offer, the properly completed withdrawal must be received by Computershare and/or Intevac by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawals, is at your risk. Delivery will be deemed made only when actually received by Intevac. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal by e-mail within two (2) U.S. business days if your withdrawal was received by us via facsimile or e-mail. Please note that if you submit a withdrawal form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. If you have not received such confirmation, it is your responsibility to ensure that your withdrawal has been received by Intevac by 9:00 p.m., Pacific Time, on August 6, 2013. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation” page after submitting your withdrawal; you should print and save a copy of the confirmation for your records. Only responses that are properly completed and actually received by Computershare (the third party we have engaged to assist with the implementation of the offer) and/or Intevac via the offer website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Although by submitting a withdrawal you have withdrawn some or all of your previously options elected for exchange from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those eligible options before the expiration date. An election to exchange eligible options may be made at any time before the expiration date. If Intevac extends the offer beyond that time, you may re-elect to exchange your eligible options at any time until the extended expiration date of the offer.

To re-elect to exchange the withdrawn eligible options, you must either submit an election via the offer website (our preferred method) or deliver an election form with the required information via facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but on or before 9:00 p.m., Pacific Time, on August 6, 2013, to:

Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager

Intevac, Inc.

Fax: (408) 727-5739

E-mail: optionexchange@intevac.com

Offer Website: www.corp-action.net/intevac

Your eligible options will not be deemed properly elected for exchange for purposes of the offer unless the withdrawn options are properly re-elected for exchange before the expiration date by delivery of a new election following the procedures described in the instructions to the election.

This new election must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form if you submit your withdrawal via facsimile or e-mail, or provide a confirmation on the offer website if you submit your withdrawal via the offer website, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of the election of your eligible options.

2.	Signatures on this Withdrawal.

If the withdrawal is being submitted via facsimile or e-mail, it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Intevac of the authority of that person to act in that capacity must be submitted with this withdrawal.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Withdrawals submitted via the offer website:

Entering your username and authorization code and submitting the withdrawal via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

3.	Other Information on this Withdrawal.

If you are submitting the withdrawal via facsimile or e-mail, in addition to signing the withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to the Computershare Call Center at 877-298-6228 (toll free from within the U.S.) or +1-201-680-6973 (call collect outside the U.S.). The Call Center is open Monday through Friday between the hours of 8:00 a.m. through 8:00 p.m., Eastern Time. Alternatively, you can direct questions and requests for additional copies of the Offer to Exchange and the other offer documents to Kevin Soulsby, Corporate Controller or Diane Garibaldi, SEC Reporting Manager, at optionexchange@intevac.com or (408) 986-9888. Copies will be furnished promptly at Intevac’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options elected for exchange. No withdrawal of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received by Computershare and/or Intevac via the offer website, facsimile or e-mail, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the e-mail from Norman H. Pond, dated July 9, 2013 and the e-mail from intevacoptionexchange@computershare.com, dated July 9, 2013, before deciding to participate in the offer.

7.	Important Tax Information.

You should refer to Section 14 and Schedule C of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

8.	Data Privacy.

By electing to participate in the offer, you consented to the collection, use and transfer, in electronic or other form, of your personal data, as described in the election form, by and among, as applicable, Intevac or its successor entity (and their subsidiaries), for the exclusive purpose of implementing, administering and managing your participation in (and/or withdrawal from) the offer.

You understand that Intevac or its successor entity (and their subsidiaries) may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in Intevac, details of all options granted to you by Intevac or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the offer. You understand that your Data will be transferred to Computershare and may be transferred to a broker or any other service provider selected by Intevac (or its successor entity) in the future for the purpose of assisting Intevac (or its successor entity) with the implementation, administration and management of the offer. You further understand that the recipients of your Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than your country. If you are an eligible employee residing outside the United States, you may request a list with the names and addresses of any potential recipients of your Data by contacting Intevac or your local human resources representative.

You understand that your Data will be held only as long as is necessary to implement, administer and manage your participation in the offer. If you are an eligible employee outside of the United States, you understand that that you may, at any time, view your Data, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or refuse or withdraw the consents herein, in any case without cost, by contacting, in writing, Intevac or your local human resources representative. The consent you have provided is made on a voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment, service and/or career with Intevac or your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that Intevac (or its successor entity) would not be able to grant determine which of your options are eligible to participate in the offer or grant you new options under the offer. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the offer. For more information on the consequences of your refusal to consent or withdrawal of consent, please contact Intevac or your local human resources representative.

9.	Language Consent.

By completing the withdrawal form and/or submitting your withdrawal electronically through the offer website, you confirm that you have received the withdrawal form and all other documents and communications relating to the offer, which were provided to you in the English language and you accept the terms and conditions contained in these documents accordingly. If you have received the withdrawal form or any other document or communication related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.